Exhibit 99.1

News Release

Release: Immediate	Contact:	Ronda J. Williams
312-706-3232

Oil-Dri Announces Record Sales and Record Earning Per Share for the
Fiscal Year ended July 31, 2008

CHICAGO – (OCTOBER 10, 2008) – Oil-Dri Corporation of America (NYSE: ODC) today announced that the combination of increased unit shipments and higher per unit selling prices contributed to record sales and increased earnings for both the fourth quarter and the fiscal year ended July 31, 2008.

The Company reported net sales for the fiscal year of $232,359,000, a 10% increase compared with net sales of $212,117,000 for the previous fiscal year. Net income for the fiscal year was $9,039,000, or $1.25 per diluted share, a 15% increase compared with net income of $7,660,000, or $1.09 per diluted share, for fiscal 2007. The $1.25 earnings per diluted share for fiscal 2008 eclipsed the previous high mark of $1.13, adjusted for stock splits.

Net sales for the quarter were $59,505,000, a 10% increase compared with sales of $54,159,000 in the same quarter one year ago. The Company reported net income for the quarter of $2,453,000, or $0.34 per diluted share, a 17% increase compared with net income of $2,051,000, or $0.29 per diluted share, in the same quarter one year ago.

During the second and fourth quarters of the fiscal year, the Company sold California emission reduction credits to an unaffiliated third party. The sales of these credits totaled $831,000 for the fiscal year and were reported as a reduction to the cost of sales.

Fourth Quarter and Fiscal Year Review
President and Chief Executive Officer Daniel S. Jaffee said, “We had a very good year of net sales and earnings growth. We gained new business and expanded product distribution in both reporting segments. While our energy costs to process and transport our products continued to increase throughout the year, we were able to partially recover profit margins lost through price increases and better manufacturing efficiency.

The following chart shows key metrics that illustrate our continued growth over the past five years. We are encouraged by our progress and believe that our approach to achieving long-term sales and profitability growth and cash generation is reflected in the figures shown below. In particular, we are pleased by our ability to invest in our company while continually increasing value for our stockholders.”

Key Metrics	F’08	F’07	F’06	F’05	F’04
Cash, cash equivalents & investments	$27,764,000	$30,027,000	$25,855,000	$19,435,000	$23,069,000
Notes payable minus cash and equivalents (debt net of cash)	$(684,000)	$1,133,000	$9,385,000	$3,885,000	$4,331,000
Return on average stockholders’ equity	10.8%	10.0%	7.2%	9.0%	7.1%
*Net income per diluted share	$1.25	$1.09	$0.73	$0.88	$0.68
Research and development expenses	$2,497,000	$2,154,000	$1,809,000	$2,429,000	$2,453,000
Capital expenditures	$7,302,000	$7,757,000	$10,827,000	$7,311,000	$6,067,000
Dividends paid	$3,377,000	$3,038,000	$2,403,000	$2,206,000	$1,998,000
Dividends paid per Common Stock share	$0.52	$0.48	$0.38	$0.34	$0.31
*Net income per diluted share reflects the five-for-four stock split effected on September 8, 2006.

Business Review
Net sales for the Company’s Retail and Wholesale Products Group were $40,260,000 and group income was $3,557,000 in the fourth quarter. Net sales for the fiscal year were $157,311,000 and group income was $14,973,000. Net sales in the quarter and the fiscal year increased as a result of strategic pricing and new business in private label cat litter. Additionally industrial and automotive business increased in the fourth quarter from new customers acquired through a small asset acquisition. Gross margins for the Group, however, were negatively impacted by higher transportation, packaging and materials costs.

Net sales for the Company’s Business-to-Business Products Group were $19,245,000, and group income was $4,221,000 in the fourth quarter. Net sales for the fiscal year were $75,048,000, and group income was $15,782,000. Net sales in the quarter and fiscal year increased as a result of new business and pricing strategy. Throughout the year, the Group experienced net sales and volume growth primarily in bleaching clay and animal health and nutrition products; however, the Group experienced sales and volume declines in agricultural carriers and sports turf products. Increased manufacturing processing costs and transportation negatively impacted the Group’s gross margins.

Financial Review
On June 10, 2008, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.14 per share of outstanding Common Stock and $0.105 per share of outstanding Class B stock. The dividends were payable on September 5, 2008 to stockholders of record at the close of business on August 22, 2008. At the July 31, 2008 stock closing price of $17.22 per share and assuming cash dividends continue at the same rate, the annual yield on the Company’s Common Stock is 3.3%.

The Company has paid cash dividends continuously since 1974. The Company’s Board of Directors has increased dividends annually for the past five years.

Cash, cash equivalents and short-term investments at July 31, 2008, totaled $27,764,000. Capital expenditures for the fiscal year totaled $7,302,000, which was $153,000 less than the fiscal year’s depreciation and amortization of $7,455,000.

Looking Forward
Jaffee said, “We have invested a great deal of resources in strengthening our core business and advancing new product development. While we will continue to take a long-term approach to our business, we will become more aggressive in introducing new products and building our infrastructure to support growth in the coming fiscal year. Our short-term focus will be on repairing our gross margins which have been negatively impacted by the rising cost of fuel.”
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The Company will offer a live webcast of the fourth quarter earnings teleconference on Monday, October 13, 2008, at 10am CDT. To listen to the call via the web, please visit www.streetevents.com or www.oildri.com. An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “believe”, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

OIL - DRI CORPORATION OF AMERICA

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	Fourth Quarter Ended July 31,
	2008	% of Sales	2007	% of Sales
Net Sales	$59,505	100.0%	$54,159	100.0%
Cost of Sales	(48,270)	81.1%	(42,158)	77.8%
Gross Profit	11,235	18.9%	12,001	22.2%
Operating Expenses	(7,993)	13.4%	(9,836)	18.2%

Operating Income	3,242	5.4%	2,165	4.0%
Interest Expense	(493)	0.8%	(538)	1.0%
Other Income	404	0.7%	918	1.7%

Income Before Income Taxes	3,153	5.3%	2,545	4.7%
Income Taxes	(700)	1.2%	(494)	0.9%

Net Income	$2,453	4.1%	$2,051	3.8%

Net Income Per Share:
Basic Common	$0.37		$0.32
Basic Class B Common	$0.30		$0.24
Diluted	$0.34		$0.29
Average Shares Outstanding:
Basic Common	5,114		4,962
Basic Class B Common	1,862		1,840
Diluted	7,237		7,100

	Twelve Months Ended July 31,
	2008	% of Sales	2007	% of Sales
Net Sales	$232,359	100.0%	$212,117	100.0%
Cost of Sales	(186,289)	80.2%	(166,417)	78.5%
Gross Profit	46,070	19.8%	45,700	21.5%
Operating Expenses	(33,340)	14.3%	(35,163)	16.6%

Operating Income	12,730	5.5%	10,537	5.0%
Interest Expense	(2,189)	0.9%	(2,389)	1.1%
Other Income	1,634	0.7%	2,297	1.1%

Income Before Income Taxes	12,175	5.2%	10,445	4.9%
Income Taxes	(3,136)	1.3%	(2,785)	1.3%
Net Income	$9,039	3.9%	$7,660	3.6%

Net Income Per Share:
Basic Common	$1.38		$1.22
Basic Class B Common	$1.11		$0.90
Diluted	$1.25		$1.09

Average Shares Outstanding:
Basic Common	5,068		4,902
Basic Class B Common	1,854		1,834
Diluted	7,215		7,028

OIL - DRI CORPORATION OF AMERICA

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

		As of July 31,
		2008	2007

	Current Assets
	Cash and Cash Equivalents	$6,848	$12,133
	Investment in Treasury Securities	20,916	17,894
	Accounts Receivable, net	31,383	27,933
	Inventories	17,744	15,237
	Prepaid Expenses	5,760	5,103
	Total Current Assets	82,651	78,300
	Property, Plant and Equipment	51,440	51,445
	Other Assets	14,897	12,342
	Total Assets	$148,988	$142,087

	Current Liabilities
	Current Maturities of Notes Payable	$5,580	$4,080
	Accounts Payable	7,491	6,181
	Dividends Payable	919	833
	Accrued Expenses	16,111	16,311
	Total Current Liabilities	30,101	27,405
	Long-Term Liabilities
	Notes Payable	21,500	27,080
	Other Noncurrent Liabilities	9,761	7,360
	Total Long-Term Liabilities	31,261	34,440
	Stockholders' Equity	87,626	80,242
	Total Liabilities and Stockholders' Equity	$148,988	$142,087

	Book Value Per Share Outstanding	$12.66	$11.91

Acquisitions of Property, Plant and Equipment	Fourth Quarter	$2,950	$1,141
	Year to Date	$7,302	$7,757
Depreciation and Amortization Charges	Fourth Quarter	$1,859	$1,951
	Year to Date	$7,455	$7,498

OIL - DRI CORPORATION OF AMERICA
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Twelve Months Ended
	July 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$9,039	$7,660

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	7,455	7,498
(Increase) in Accounts Receivable	(3,538)	(2,141)
(Increase) Decrease in Inventories	(2,507)	460
Increase (Decrease) in Accounts Payable	1,438	(934)
(Decrease) Increase in Accrued Expenses	(200)	1,628
Other	(346)	2,680
Total Adjustments	2,302	9,191
Net Cash Provided by Operating Activities	11,341	16,851

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(7,302)	(7,757)
Purchase of Strategic Intangible Assets	(1,300)	—
Net (Purchases) Dispositions of Investment Securities	(2,331)	2,233
Other	43	57
Net Cash Used in Investing Activities	(10,890)	(5,467)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on Long-Term Debt	(4,080)	(4,080)
Dividends Paid	(3,377)	(3,038)
Purchase of Treasury Stock	(20)	(16)
Other	1,811	1,588
Net Cash Used in Financing Activities	(5,666)	(5,546)

Effect of exchange rate changes on cash and cash equivalents	(70)	(312)

Net (Decrease) Increase in Cash and Cash Equivalents	(5,285)	5,526
Cash and Cash Equivalents, Beginning of Year	12,133	6,607
Cash and Cash Equivalents, July 31	$6,848	$12,133